Exhibit 10.1

Remy International

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is entered into by and between Richard Stanley (“Employee”) and Remy International, Inc. (“Company”). In exchange for the payments and benefits provided herein, certain mutual undertakings, and other good and valuable consideration, the parties agree as follows:

1.	Termination. The Employee’s employment with the Company shall terminate effective as of August 29, 2006 (“Severance Date”). As of the Severance Date, the Employee shall no longer be an employee, officer or director of the Company.

2.	Vacation Pay. The Company shall compensate the Employee for the prorated amount per policy of unused vacation days as of the Severance Date.

3.	Severance Pay and Benefits. The Company shall pay or provide the following benefits and amounts to the Employee:

a)	Severance Pay. Upon execution, the Company shall begin to pay to the Employee his/her Base Salary until August 29, 2007 ( Severance Pay). For purposes herein, Base Salary shall mean the Employee’s base annual rate of pay in effect on the Severance Date. Such Severance Pay shall be paid in accordance with the Company’s ordinary payroll practices over a period from August 29, 2006 to August 31, 2007.

b)	Notice Pay. In lieu of a two week notice period, Company will pay Employee two weeks of pay, payable on August 31, 2006.

c)	Bonus. The Company will pay the Employee the pro-rated bonus amount for 2006 bonus, based on a severance date of August 29, 2006, payable in April 2007.

d)	Medical Benefits. Subject to any applicable deductibles or co-payments or Employee contributions, the Company shall provide the Employee and Employee’s dependents with medical benefits under the Company’s Group Medical Plan, or the plan then in effect for similarly situated employees, as amended from time to time, until the earlier of: (i) August 31, 2007, or (ii) if earlier, the date on which the Employee obtains employment with a new employer that offers medical coverage for the Employee and Employee’s dependents, which does not exclude coverage for any pre-existing conditions (regardless of any deductible or co-payments or Employee contribution requirements for such medical coverage), and becomes eligible for such coverage (“New Coverage”). The Employee shall give the Company written notice of New Coverage. The Employee acknowledges that Employee’s COBRA period shall begin on the Severance Date and that the foregoing healthcare benefit coverage under the Company’s Group Medical Plan constitutes Company-paid COBRA. While covered by the Company’s Medical Plan, Employee shall also be entitled to participate in the Comany’s Dental Plan. Such coverage shall be subject to any applicable deductibles or co-payments.

e)	Outplacement. Company will provide for executive outplacement services with Right Management for a period of twelve (12) months from date of termination.

f)	Taxes. All payments and other benefits under this Agreement shall be subject to any withholding and employment taxes consistent with the character of the payments in accordance with law.

4.	Other Severance Benefits.

Except as otherwise set forth in this Agreement, Employee hereby waives all rights to any benefits to which Employee may be entitled due to Employee’s termination of employment under any program or arrangement sponsored by the Company.

5.	Confidential and Proprietary Information; Preservation of Trade Secrets.

a)	Definition. As used herein, “Confidential and Proprietary Information” means confidential, proprietary and trade secret information, regardless of when received, concerning the Company and/or its affiliates, including but not limited to, the whole or any portion or phase of any development, engineering and manufacturing activity, scientific or technical information, design, process, procedure, formula, pattern, specification, drawing, compilation, program, device, method, technique, improvement, manufacturing standard, computer programs and data stored on computers, disks, or other media, files, general business information, plans, financial information, or listing of names, addresses, or telephone numbers, customer lists and other customer-related information, sales and marketing strategies, business relationships with Company clients and customers, and other information, and all forms of communications, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including but not limited to verbal, written, optical, electronic, physical demonstrations, in-person and/or telephone conversations, e-mail and other means of information transfer such as facility tours, regardless of whether such information is protected by applicable trade secret or similar laws, which: (i) has not been published, disseminated, or otherwise become a matter of general knowledge or public record, or (ii) is the subject of reasonable efforts to maintain its secrecy, and in either case, which may derive independent economic value, actual or potential, from not being generally known to or ascertainable by proper means by persons who can obtain economic value from its disclosure or use. The term “Confidential and Proprietary Information” shall not include information which: (a) is or becomes generally available to the public other than as a result of the disclosure by the Employee; or (b) becomes available to the Employee from a source other than the Company or any of its directors, officers, employees, agents, affiliates, representatives, or advisors, provided that to best of the Employee’s knowledge after inquiry, such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the Company with respect to such information.

b)	Preservation of Confidential and Proprietary Information. Employee acknowledges and agrees that any Confidential and Proprietary Information is the sole and exclusive property of the Company. Employee shall preserve the secrecy and confidentiality of any Confidential and Proprietary Information that Employee acquired in the course and within the scope of Employee’s employment with the Company.

c)	Misappropriation or Improper Disclosure. Employee shall not use, utilize, copy, misappropriate, improperly disclose, duplicate, or furnish to any person or entity not privileged to have it and without the Company’s prior written consent, any Confidential and Proprietary Information, either for Employee’s own benefit or for the benefit of any other individual or entity.

d)	Disclosure Pursuant to Legal Process. If the Employee shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential and Proprietary Information, then the Employee shall provide the Company with prompt written notice of such requirement and, upon request, cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if any Confidential and Proprietary Information is required by Legal Process to be disclosed, then the Employee may disclose such Confidential Information, but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy. If the Employee discloses any Confidential and Proprietary Information, then the Employee shall disclose only that portion of the Confidential and Proprietary Information, which, in the opinion of the Company’s counsel, is required by such Legal Process to be disclosed.

e)	Return of Confidential and Proprietary Information. Employee shall not remove from the Company any original or any copy of any document, record, disk, tape, paper, drawing, photograph or file, which contains or refers to any Confidential and Proprietary Information, or any other property belonging to the Company. In accordance with Section 12, below, Employee represents and warrants to the Company that as of the Severance Date, Employee does not directly possess or indirectly possess, via an Employee’s family member or otherwise, any Confidential and Proprietary Information in tangible form (including electronic computer files). Employee represents and warrants to the Company that as of the Effective Date, Employee did not destroy or delete Company data, except in the ordinary course of business and in accordance with the Company document retention policy.

f)	Developments and Inventions. Employee agrees that all ideas, invention, discoveries, improvements, designs, methods, processes, and all other work product (collectively hereinafter referred to as “Work Product”), which Employee conceived or developed during the course and within the scope of Employee’s employment with the Company, shall be and remain the sole and exclusive property of the Company, whether or not patent applications or copyrights are filed thereon. Employee hereby assigns to the Company all rights, title, and interest in and to any and all such Work Product. On or before the Separation Date, Employee shall promptly disclose all such Work Product to the Company. Employee shall assist the Company at the Company’s expense, to the extent reasonably necessary, in protecting, securing and perfecting the Company’s ownership interest in any Work Product.

Employee acknowledges and agrees that: (i) the financial compensation paid to Employee under this Agreement is full consideration for any Work Product, (ii) the Work Product shall not be subject to any further royalty or payment obligation by the Company, and (iii) all Work Product was work made for hire.

g)	This Agreement. The Parties agree that the existence of this Agreement and the terms and conditions thereof shall be considered Confidential and Proprietary Information. Notwithstanding the foregoing, Employee may disclose this Agreement and the terms thereof to his accountants, lawyers, financial advisors and family members.

h)	Survival. The provisions contained in this Section 5 shall survive this Agreement.

6.	Non-Disparagement. The Employee agrees that Employee will not disparage the Company or any affiliate thereof, its products, services and business practices, or its current or former owners, directors, officers, employees, and agents at any time or in any manner in the future, nor shall he assist any other person, firm, or company in doing so.

7.	Post-Agreement Solicitation. For a period of one (1) year from the Severance Date, Employee shall not directly or indirectly solicit, encourage, or in any way attempt to cause a Company employee to leave his employment with the Company.

8.	Cooperation. The Employee agrees to reasonably cooperate with the Company in its internal investigations or lawsuits relating to the Company’s business, whether existing as of the Severance Date or which may arise thereafter, until said investigations or lawsuits are completed.

9. Release.

a)	The Employee, for himself and Employee’s personal representatives, forever releases, discharges, holds harmless, and covenants not to sue or bring any claim against the Company or its affiliates or any current or former officers, directors, shareholders, owners, other employees and agents of the Company and its affiliates in their capacity as such (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions, claims, demands, obligations and liabilities of any kind or nature whatsoever, in law or equity, whether known or unknown, liquidated or unliquidated, including claims for attorneys fees or costs, which the Employee or Employee’s heirs or personal representatives ever had, now have or hereafter may have against any of the Released Parties, for, upon, or by reason of any act, omission, occurrence, cause or thing whatsoever occurring prior to or on the Effective Date.

b)	Specifically, but without limitation, the Employee releases the Released Parties from, and agrees that he will not bring any action against any of the Released Parties based on, any statute, regulation, rule, or governing employment practices, including, but not limited to, the federal Age Discrimination in Employment Act (“ADEA”), Title VII and all other provisions of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), or under any other federal, state or local employment, civil rights or human rights law, rule or regulation, in each case as amended.

c)	Further, without limitation, the Employee agrees that Employee will not bring any action or other claim against any Released Party based on any theory of wrongful termination, intentional or negligent infliction of mental or emotional distress, or other tort, breach of express or implied contract, promissory estoppel, or any other statutory, regulatory or common law action or claim. Further, also without limitation and except as provided in this Agreement, the Employee expressly waives any rights under any Company benefit plan, except as otherwise set forth in this Agreement. Any rights that the Employee is entitled to by reason of Employee’s employment with the Company or the termination of such employment that are not specifically enumerated in this Agreement are hereby released, terminated, and canceled as of the Effective Date.

d)	Notwithstanding the foregoing, the Employee shall retain the following rights:

•	Rights to indemnification as an officer or director pursuant to the articles of incorporation or code of regulations of the Company for lawful actions in the proper scope and course of employment;

•	Rights to payments under the Pension Plan accrued through the Separation Date in accordance with the terms of said plan as it may be amended from time to time;

•	Rights to Employee’s account in the 401k Plan in accordance with the terms of said plan as it may be amended from time to time; and

•	Rights under this Agreement.

10.	Discontinuation of Payments in the Event of Breach. In the event that the Company reasonably determines that the Employee may have breached this Agreement, the Company shall be entitled to withhold any or all payments and benefits to the Employee set forth above until such time as the Employee’s breach of this Agreement and any damages relating thereto has been finally adjudicated to judgment no longer subject to appeal. The Company shall give the Employee notice of a claim that the Employee has materially breached this Agreement and the Employee shall have a period of ten (10) calendar days to cure such breach if it is capable of cure (provided that the Company may seek immediate injunctive relief for a breach or threatened breach of this Agreement).

11.	Enforcement and Damages.

a)	In the event of any breach or threatened breach of this Agreement, the Employee agrees that damages may be inadequate and difficult, if not impossible, to ascertain and that the Company may enforce this Agreement by specific performance or injunction, as may be issued by a court of competent jurisdiction, without the necessity of posting bond or other security, which requirement Employee hereby expressly waives. Furthermore, without waiving any rights and notwithstanding Section 10, above, the Company may additionally or alternatively seek monetary damages or any other legal or equitable relief or remedy to which the Company may be legally entitled to receive. Employee hereby waives any defense to injunctive relief based on lack of irreparable harm or sufficiency of monetary damages. Employee hereby agrees to indemnify the Company for all costs and expenses, including reasonable attorney’s fees, incurred by it in enforcing this Agreement.

b)	In the event that the Employee breaches Section 5, above, with respect to any Confidential and Proprietary Information for which the prohibited use, misappropriation, or disclosure of such Information could reasonably be expected to have a material adverse effect on the business or prospects of the Company or any of its affiliates, then in addition to any injunctive relief to which the Company may be entitled, the Company shall be entitled to damages equal to the greater of: (i) the Company’s actual damages, or (ii) the total amount of all payments made plus the total cost of all benefits provided to the Employee pursuant to this Agreement.

12.	Return of Company Property. On or before the Effective Date, or on a mutually agreed upon date, the Employee shall return to the Company all property of the Company, including, but not limited to: a) property that contains or refers to Confidential and Proprietary Information property, and all such copies that are in Employee’s direct or indirect possession as of the Separation Date; b) any laptops or other equipment provided to the Employee by the Company; and c) any other property owned by the Company, including but not limited to computer passwords, and other Information Technology data. Employee also agrees to preserve all files, documents and other data regardless of medium, that belongs to the Company, except those files, documents, or data that would be destroyed, deleted, or made inaccessible in accordance with the Company’s Records Retention policy.

13.	Agreement Not to Compete.

a) For a period of one (1) year after the Effective Date of this Agreement, Employee shall not, for the benefit of Employee or any other individual or entity, directly or indirectly: i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by, represent or perform services in any capacity, become affiliated or associated as a consultant, independent contractor, officer, director, or otherwise advise or represent any other similar manufacturer, or other competitor or potential competitor of Company, or ii) otherwise compete with Company, directly or indirectly, whether as an individual or by serving as a consultant, owner, employee, agent, or representative of another firm or entity.

b) Alternatively, for a period of one (1) year after the effective date of this agreement, Employee shall not, for any other individual or entity, directly or indirectly own, manage, control or participate in the ownership, management or control of, or be employed or engaged by, represent or perform services in any capacity, become affiliated or associated as a consultant, independent contractor, officer, director, or otherwise advise or represent any of the companies set forth below, or their successors or assigns, or any corporation, partnership or joint venture of which any such company is a partner, joint venture, or affiliate:

Valeo, Bosch, Prestolite, Melco

c) Except as set forth herein, nothing in the Agreement will be deemed to prevent Employee from working either for himself, or for any other employer at any time.

14.	Acknowledgement of Employee. The Employee recognizes that the release and waiver provisions of this Agreement may surrender valuable legal rights. Employee acknowledges full awareness of the extinguishment of such rights in exchange for the consideration provided under this Agreement. The Employee further acknowledges that Employee has been advised by the Company to consult an attorney with respect to this Agreement prior to executing it. Further, the Employee acknowledges that Employee has been given twenty-one (21) calendar days from initial presentation of this Agreement on August 29, 2006 in order to consult an attorney.

15.	Binding Notice. This Agreement shall be binding upon the Company as of the date of its execution and presentation by the Company if the Employee executes it on or before September 19, 2006 (twenty-one (21) calendar days after presentation by the Company on August 29, 2006. If the Employee does not execute this Agreement and deliver it to the Company on or before September 19, 2006, it shall be voidable at the sole option of the Company. Employee acknowledges that Employee has been advised to consult with an attorney regarding this Agreement, that Employee can elect to sign in less than the twenty-one (21) day waiting period, and that if Employee does so, Employee expressly waives Employee’s right to the full twenty-one (21) day waiting period, and this waiver is knowingly and voluntarily given.

16.	Withdrawal and Rescission. The employee, at Employee’s sole election and option, shall be entitled to rescind and withdraw from this Agreement without further obligation at anytime within seven (7) calendar days from the date that the Employee executes the Agreement. The Employee shall evidence any withdrawal and rescission by giving written notice to the Company’s Vice President of Human Resources, with a written notice stating that the Employee rescinds the Agreement and withdraws from it. If the Employee has not given the Company such written notice on or before the expiration of such seven (7) calendar days from the date Employee executes the Agreement, this Agreement shall be irrevocable. The day that is three (3) days after the day on which such seven (7) day period ends shall be referred to herein as the “Effective Date,” if the employee has not revoked this Agreement, pursuant to Section 16.

17.	Forfeiture. Notwithstanding anything to the contrary set forth in the Severance Agreement, if Employee (1) violates the terms of the Severance Agreement, including the General Release, (2) breaches any noncompetition agreement with the Company, or (3) based upon information discovered or disclosed, including after termination, could have been terminated for cause due to misconduct, then Employee shall forfeit any benefit otherwise payable under this Agreement and, to the extent amounts have been paid since August 29, 2006, Employee must repay that amount within ten (10) days of written demand by the Company.

18. Miscellaneous.

a)	Entire Agreement. This Agreement contains the entire and exclusive understanding and agreement of the terms and conditions between the parties with respect to its subject matter, and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to its subject matter. This Agreement may only be modified, amended or terminated by a document signed and delivered by the party to be bound thereby.

b)	Counterparts. This Agreement may be executed in two counterparts, which together shall be considered an original.

c)	Non Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

d)	Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary of appropriate to achieve the purposes of this Agreement.

e)	Governing Law, Jurisdiction, and Venue. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Indiana, without regard to the conflicts of law principles. The Employee hereby submits to the exclusive jurisdiction of federal or state trial courts in Madison County, Indiana (and any appellate courts with jurisdiction over such trial courts) for any claim by either party arising out of or related to this Agreement, and agrees that any such claim shall be heard and determined by state courts located in Madison County, Indiana or in federal courts located in the Southern District of Indiana.

f)	Interpretation. Neither Party shall be deemed the drafter of this Agreement, and it shall not be construed or interpreted in favor of or against either party.

g)	Savings Clause. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable in any respect, then: (i) the parties shall request that the court revise such provision the least amount necessary in order to make it enforceable, and (ii) the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

h)	Titles and Captions. All section headings or captions contained in this Agreement are for convenience only and shall neither be deemed a part of the context, nor effect the interpretation of this Agreement.

i)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party.

IN WITNESS WHEREOF, the parties hereto have duly and voluntarily executed this Agreement as of the date set forth below.

Remy International, Inc.		Employee

By:	/s/ Gerald T. Mills	By:

Date:	8/29/06	Date: